Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-48108, 33-48110, 33-61792, 333-21109, 33-74692, 333-53623, 333-80033, 333-72549, 333-90304, 333-90306, 333-90308, 333-125182, 333-152298, and 333-175122 on Form S-8, filed by The Men’s Wearhouse Inc. on September 2, 2014, of our report dated April 2, 2014 relating to the consolidated financial statements and financial statement schedules of Jos. A. Bank Clothiers, Inc., and the effectiveness of Jos. A. Bank Clothiers, Inc.’s internal control over financial reporting, appearing in this Current Report on Form 8-K/A of The Men’s Wearhouse Inc. dated September 2, 2014.

/s/ Deloitte & Touche LLP

Baltimore, MD

September 2, 2014